EXHIBIT 1.1

EXECUTION COPY

BRIDGE LOAN AGREEMENT
dated as of
September 9, 2004
among
Symbol Technologies, Inc.
The Subsidiary Guarantors Party Hereto
The Lenders Party Hereto
and
JPMORGAN CHASE BANK,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger
and
FLEET NATIONAL BANK,
as Documentation Agent

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

SECTION 1.01. SECTION 1.02. SECTION 1.03. SECTION 1.04. SECTION 1.05.	Defined Terms Classification of Loans Terms Generally Accounting Terms; GAAP; Pro Forma Calculations Effectuation of Transfers

ARTICLE II

The Loans

SECTION 2.01. SECTION 2.02. SECTION 2.03. SECTION 2.04. SECTION 2.05. SECTION 2.06. SECTION 2.07. SECTION 2.08. SECTION 2.09. SECTION 2.10. SECTION 2.11. SECTION 2.12. SECTION 2.13.	Loans
[Intentionally Omitted]
Procedure for Borrowing and Extension
Maturity; Exchange Notes; Extension of Maturity
Repayment of Loans; Evidence of Debt
Optional and Mandatory Prepayments
Interest and Fees
Alternate Rate of Interest
Increased Costs
Break Funding Payments
Taxes
Payments Generally; Pro Rata Treatment; Sharing of Set-offs
Mitigation Obligations; Replacement of Lenders

ARTICLE III

Representations and Warranties

SECTION 3.01.
SECTION 3.02.
SECTION 3.03.
SECTION 3.04.
SECTION 3.05.
SECTION 3.06.
SECTION 3.07.
SECTION 3.08.
SECTION 3.09.
SECTION 3.10.
SECTION 3.11.
SECTION 3.12.
SECTION 3.13.
SECTION 3.14.
SECTION 3.15.
Organization; Powers
Authorization; Enforceability
Governmental Approvals; No Conflicts
Financial Condition; No Material Adverse Change
Properties
Litigation and Environmental Matters
Compliance with Laws and Agreements
Investment and Holding Company Status
Taxes
ERISA
Disclosure
Subsidiaries and Joint Ventures
Insurance
Labor Matters
Solvency

ARTICLE IV

Conditions

SECTION 4.01. Effective Date

ARTICLE V

Affirmative Covenants

SECTION 5.01.
SECTION 5.02.
SECTION 5.03.
SECTION 5.04.
SECTION 5.05.
SECTION 5.06.
SECTION 5.07.
SECTION 5.08.
SECTION 5.09.
SECTION 5.10.
SECTION 5.11.
SECTION 5.12.
SECTION 5.13.
SECTION 5.14.
SECTION 5.15.
SECTION 5.16.
Financial Statements and Other Information
Notices of Material Events
Existence; Conduct of Business
Payment of Obligations
Maintenance of Properties
Insurance
Books and Records; Inspection and Audit Rights
Compliance with Laws
Use of Proceeds
Equity Offering
Exchange Notes
Further Assurances
Compliance Certificate
Future Guarantors
SEC Reports
Take-Out Financing

ARTICLE VI

Negative Covenants

SECTION 6.01. SECTION 6.02. SECTION 6.03. SECTION 6.04. SECTION 6.05. SECTION 6.06.	Limitation on Indebtedness
Limitation on Restricted Payments
Limitation on Restrictions on Distributions from Restricted Subsidiaries
Limitation on Sales of Assets and Subsidiary Stock
Limitation on Affiliate Transactions
Limitation on Line of Business

SECTION 6.07. Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

SECTION 6.08. SECTION 6.09. SECTION 6.10. SECTION 6.11. SECTION 6.12. SECTION 6.13. SECTION 6.14. SECTION 6.15. SECTION 6.16. SECTION 6.17.	Change of Control
Limitation on Liens
Limitation on Sale/Leaseback Transactions
When Borrower May Merge or Transfer Assets
Amendment of Material Documents
Prohibition on Negative Pledges
Leverage Ratio
Fixed Charge Coverage Ratio
Minimum Unrestricted Cash
SAILs Debt

ARTICLE VII

Events of Default

SECTION 7.01. SECTION 7.02.	Events of Default Prior to Initial Maturity Date Events of Default Following Initial Maturity Date

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.01. SECTION 9.02. SECTION 9.03. SECTION 9.04. SECTION 9.05. SECTION 9.06. SECTION 9.07. SECTION 9.08. SECTION 9.09. SECTION 9.10. SECTION 9.11. SECTION 9.12. SECTION 9.13.	Notices
Waivers; Amendments
Expenses; Indemnity; Damage Waiver
Successors and Assigns
Survival
Counterparts; Integration; Effectiveness
Severability
Right of Setoff
Governing Law; Jurisdiction; Consent to Service of Process
WAIVER OF JURY TRIAL
Headings
Confidentiality
Interest Rate Limitation

ARTICLE X

Subsidiary Guaranties

SECTION 10.01. SECTION 10.02. SECTION 10.03. SECTION 10.04. SECTION 10.05. SECTION 10.06. SECTION 10.07.	Guaranties Limitation on Liability Successors and Assigns No Waiver Modification Release of Subsidiary Guarantor Contribution

SCHEDULES:

Schedule 2.01 — Commitments

Schedule 3.05 — Properties

Schedule 3.06 — Disclosed Matters

Schedule 3.12 — Subsidiaries and Joint Ventures

Schedule 3.13 — Insurance

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Opinion of Borrower’s Counsel

Exhibit C — Form of Exchange Note Indenture

Exhibit D — Form of Notice of Extension or Exchange

Exhibit E — Form of Promissory Note

BRIDGE LOAN AGREEMENT (this “Agreement”) dated as of September 9, 2004, among SYMBOL TECHNOLOGIES, INC., the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the merger of Marvin Acquisition Corp., a Delaware corporation and newly formed wholly owned subsidiary of the Borrower, with and into the Target Company, with the Target Company surviving such merger as a wholly owned subsidiary of the Borrower, as a result of which the issued and outstanding shares of the Target Company’s Capital Stock will be converted into the right to receive the Merger Consideration, in each case pursuant to and in accordance with the terms of the Merger Agreement.

“Acquisition Documents” means the Merger Agreement and the other definitive agreements entered into between the parties thereto and their Affiliates in connection with the Acquisition.

“Additional Assets” means (1) any property, plant, equipment or intellectual property rights used in a Related Business; (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary; or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Margin” means, with respect to any Extended Loan, 0 basis points during the one month period commencing on the Initial Maturity Date, which amount shall increase by an additional 50 basis points at the end of each one-month period commencing on the Initial Maturity Date.

“Adjusted Rate” means the rate equal to the sum of 50 basis points plus the interest rate borne by the Initial Loans on the day immediately preceding the Initial Maturity Date.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Sections 6.02, 6.04 and 6.05 only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Borrower or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence of this definition.

“Alternate Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means (i) with respect to any Initial Loan that is a Eurocurrency Loan, 400 basis points with respect to any period following the Closing Date and ending prior to November 1, 2004, which amount shall increase by 100 basis points as of November 1, 2004 (unless all Initial Loans shall have been repaid in full on or prior to November 5, 2004, in which case no such increase shall be deemed to have occurred), and which amount shall further increase by an additional 50 basis points at the end of each one-month period commencing on November 1, 2004 until but excluding the Initial Maturity Date and (ii) with respect to any Initial Loan that is an ABR Loan, for any period, the Applicable Margin then applicable to Eurocurrency Loans less 100 basis points.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Borrower or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Borrower or any Restricted Subsidiary; or

(3) any other assets of the Borrower or any Restricted Subsidiary outside of the ordinary course of business of the Borrower or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above, (A) a disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary, (B) for purposes of Sections 6.04 and 2.06(c) only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 6.02 and (ii) a disposition of all or substantially all the assets of the Borrower in accordance with Section 6.11, (C) a disposition of assets with a fair market value of less than $1.0 million, (D) a disposition of cash or Temporary Cash Investments, (E) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien), (F) a disposition of obsolete, damaged or worn out equipment or property in the ordinary course of business, (G) sales, licenses or leases of inventory, property, equipment or intellectual property in the ordinary course of business and (H) a disposition of lease receivables and related assets to Symbolease Funding LLC pursuant to the Bank of Tokyo Securitization, except to the extent prohibited by Section 6.02.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the average annual interest rate then borne by the Loans and outstanding Exchange Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank of Tokyo Securitization” means the Receivables Purchase Agreement among Symbolease, Inc., Symbolease Funding LLC, Victory Receivables Corporation and The Bank of Tokyo—Mitsubishi, Ltd., together with the other documents executed in connection therewith, in each case as in effect on the Closing Date, pursuant to which certain Subsidiaries of the Borrower obtain financing in respect of certain lease receivables of such Subsidiaries.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors of the Borrower or any committee thereof duly authorized to act on behalf of such board of directors.

“Borrower” means Symbol Technologies, Inc., a Delaware corporation.

“Borrowing Request” means a request by the Borrower for a borrowing in accordance with Section 2.03.

“Bridge Loan Documents” means this Agreement, the Fee Letter, the Exchange Notes, the Exchange Note Indenture, all guaranties of the Loans and Exchange Notes, and any Security Documents, in each case including any annexes, exhibits, appendices or schedules thereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 6.09, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity and intercompany loans.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Borrower (for purposes of this clause (1), such person shall be deemed to beneficially own any Voting Stock of a specified person held by any other Person (the “parent entity”) if such person is the beneficial owner (as defined above), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity);

(2) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

(4) the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a consolidated basis) to another Person other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Loans and a Subsidiary of the transferor of such assets.

“Closing Date” means the date on which the Lenders make the Initial Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Letter” means the Commitment Letter dated July 26, 2004, among the Borrower, JPMorgan Chase Bank and J.P. Morgan Securities Inc.

“Consolidated Interest Expense” means, for any period, the gross interest expense of the Borrower and its Restricted Subsidiaries for such period, as determined in accordance with GAAP; provided, however, that, solely for purposes of Section 6.15, (i) any non-cash interest expense in respect of the SAILs Debt shall be excluded from the calculation of “Consolidated Interest Expense” (to the extent otherwise included therein) and (ii) the commitment fee and takedown fee paid pursuant to the Fee Letter shall be excluded from the calculation of “Consolidated Interest Expense” (to the extent otherwise included therein).

“Consolidated Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Indebtedness of the Borrower and its Restricted Subsidiaries as of such date of determination to (y) EBITDA for the most recent four consecutive fiscal quarters ended for which internal financial statements are available (the “Reference Period”); provided, however, that:

(1) if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness and the application of the proceeds thereof;

(2) if the Borrower or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such Reference Period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis and EBITDA shall be calculated as if the Borrower or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of the Reference Period the Borrower or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for the Reference Period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for the Reference Period;

(4) if since the beginning of the Reference Period the Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of the Reference Period; and

(5) if since the beginning of the Reference Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such Reference Period shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Borrower or a Restricted Subsidiary during the Reference Period, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent such Indebtedness was Incurred solely for working capital purposes.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Borrower’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent that such loss has been funded with cash by the Borrower or any Restricted Subsidiary;

(2) any net income (or loss) of any Person acquired by the Borrower or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the date of determination, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that:

(A) subject to the exclusion contained in clause (4) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any assets of the Borrower, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) extraordinary gains or losses;

(6) the cumulative effect of a change in accounting principles; and

(7) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards,

in each case, for such period. Notwithstanding the foregoing, for the purpose of Section 6.02 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Borrower or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns are included in the amount of Restricted Payments permitted under such Section pursuant to Section 6.02(a)(3)(D).

“Credit Agreement” means the Credit Agreement dated as of November 17, 2003, by and among the Borrower, Fleet National Bank, as Administrative Agent, and the lenders party thereto, together with the related documents thereto (including the revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits, proceedings and the environmental and other matters disclosed in Schedule 3.06.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) must be purchased in whole or in part;

in each case on or prior to the first anniversary of the Final Maturity Date; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Stock if (A) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the corresponding terms applicable to the Loans following the Initial Maturity Date and (B) any such requirement only becomes operative after compliance with such terms applicable to the Loans, including the prepayment of any Loans pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of the Borrower and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and amortization expense of the Borrower and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

(4) all other non-cash charges and non-cash expenses of the Borrower and its consolidated Restricted Subsidiaries (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income of the Borrower and its consolidated Restricted Subsidiaries (other than accruals of revenue by the Borrower and its consolidated Restricted Subsidiaries in the ordinary course of business); and

(5) fees and expenses paid in connection with the Transactions (in an aggregate amount for all periods not to exceed $20.0 million);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Indebtedness” means any Indebtedness other than:

(8) Indebtedness in the form of, or represented by, bonds or other securities (other than promissory notes or similar evidence of Indebtedness under bank loans or similar financing agreements) or any Guarantee thereof; and

(9) Indebtedness that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Offering” has the meaning assigned to such term in Section 5.10(a).

“Equity Registration Statement” has the meaning assigned to such term in Section 5.10(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Note” means the note (or, if more than one such note is outstanding, all such notes, including any Increasing Rate Notes and Fixed Rate Notes (unless the context otherwise requires)) issued under the Exchange Note Indenture in exchange for one or more Loans, substantially in the form attached as an exhibit to the Exchange Note Indenture.

“Exchange Note Indenture” means the Exchange Note Indenture in the form of Exhibit C hereto to be entered into pursuant to Section 5.11 between the Borrower, the Subsidiary Guarantors and the Trustee relating to the issuance of the Exchange Notes.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.13(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.11(a).

“Exercise Fee” has the meaning assigned to such term in Section 5.16.

“Extended Loan” has the meaning assigned thereto in Section 2.04(b).

“Extended Maturity Date” has the meaning assigned thereto in Section 2.04(b).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated July 26, 2004, among the Borrower, JPMorgan Chase Bank and J.P. Morgan Securities Inc.

“Final Maturity Date” means the seventh anniversary of the Closing Date.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Bridge Loan Documents to which it is to be a party, the borrowing of the Initial Loans and the use of the proceeds thereof.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA for such period less (i) Capital Expenditures for such period, (ii) the aggregate amount of Taxes paid in cash by the Borrower and its Restricted Subsidiaries during such period and (iii) the aggregate amount of dividends and other distributions of any sort in respect of Capital Stock of the Borrower and its Subsidiaries (excluding any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any such Capital Stock, to the extent permitted by this Agreement) paid in cash by the Borrower and its Subsidiaries during such period (excluding any such distributions to the extent paid to the Borrower or a Subsidiary), to (b) Consolidated Interest Expense for such period.

“Fixed Rate Note” has the meaning assigned to such term in the Exchange Note Indenture.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” has the meaning assigned to such term in the Exchange Note Indenture.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 6.01:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness,

shall not be deemed to be the Incurrence of Indebtedness.

“Increasing Rate Note” has the meaning assigned to such term in the Exchange Note Indenture.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with this Agreement (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Borrower.

“Initial Loan” has the meaning assigned thereto in Section 2.01(a).

“Initial Maturity Date” means the one year anniversary of the Closing Date.

“Interest Payment Date” means (a) on or prior to the Initial Maturity Date, (i) with respect to any ABR Loan, the last day of each March, June, September and December and (ii) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to such Loan and, with respect to any Loan, the Initial Maturity Date and (b) following the Initial Maturity Date, with respect to any Loan, the last day of the Interest Period applicable to such Loan.

“Interest Period” means (a) prior to the Initial Maturity Date, the period commencing on the Closing Date and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one month thereafter, and each successive one-month period commencing on the last day of the preceding interest period and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one month thereafter, and (b) following the Initial Maturity Date, the period commencing on the Initial Maturity Date or the last day of the immediately preceding Interest Period and ending on the earliest of (i) the next succeeding March 1 or September 1 and (ii) the Final Maturity Date; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of clause (a) above, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. In furtherance and not in limitation of the foregoing, “Investment” shall include any transfer of lease receivables or related assets pursuant to the Bank of Tokyo Securitization; provided that, for purposes of the definition of “Permitted Investments”, the amount of such Investments made pursuant to the Bank of Tokyo Securitization at any time outstanding shall be reduced by the amount of cash actually received by the Borrower or its Restricted Subsidiaries pursuant to the Bank of Tokyo Securitization following the Closing Date, as and when such cash is received. If the Borrower or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Borrower or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and Section 6.02:

(1) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Borrower’s “Investment” in such Subsidiary immediately prior to the time of such redesignation less (B) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Investment Banks” has the meaning set forth in Section 5.16.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurocurrency Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Loan Commitments is $250,000,000.

“Loan Parties” means the Borrower and the Subsidiary Guarantors (and each individually, a “Loan Party”).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including the Initial Loans and Extended Loans.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, condition (financial or otherwise), results of operations or liabilities (including contingent liabilities) of the Borrower or the Target Company or their respective Subsidiaries, taken as a whole or (b) the ability of any Loan Party to perform any of its obligations under any Bridge Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10.0 million. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Obligations were terminated at such time.

“Maturity Date” means the Initial Maturity Date, any Extended Maturity Date or the Final Maturity Date, as the context requires.

“Merger Agreement” means the Agreement and Plan of Merger among the Borrower, Marvin Acquisition Corp., a Delaware corporation and newly formed wholly owned subsidiary of the Borrower, and the Target Company, relating to the Acquisition, including the schedules and other exhibits and annexes thereto.

“Merger Consideration” means the $230,000,000 in cash consideration paid in respect of the Acquisition.

“Monthly Period” means each one-month period in the period commencing November 1, 2004 and ending on the Initial Maturity Date (treating any period of less than one month commencing at the end of the last full one-month period ending prior to the Initial Maturity Date and ending on the Initial Maturity Date as a one-month period), and each one-month period in the period commencing on the Initial Maturity Date and ending on the Final Maturity Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of (without duplication):

(1) all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local Taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of such escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Borrower or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Notice of Extension or Exchange” means a notice substantially in the form of Exhibit D hereto with respect to the extension or exchange of the Loans.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officers’ Certificate” means a certificate signed by two of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Borrower.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the Administrative Agent.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Bridge Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Bridge Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Investment” means an Investment by the Borrower or any Restricted Subsidiary in:

(1) the Borrower, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Borrower or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of litigation, arbitration or other disputes;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (a) an Asset Disposition as permitted pursuant to Section 6.04 or (b) a disposition of assets not constituting an Asset Disposition, in each case other than any Investment arising pursuant to the Bank of Tokyo Securitization;

(9) any Person where such Investment was acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under Section 6.01;

(12) any Person to the extent such Investment exists on the Closing Date, and any extension, modification or renewal of any such Investments existing on the Closing Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Closing Date);

(13) any Person to the extent received in compromise of obligations of trade creditors or customers in the ordinary course of business;

(14) Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (14) and outstanding on the date such Investment is made, do not exceed $15.0 million; and

(15) an Unrestricted Subsidiary pursuant to the Bank of Tokyo Securitization, to the extent such Investments, when taken together with all other Investments made pursuant to the Bank of Tokyo Securitization (except to the extent made pursuant to clause (12) or (14) above or Section 6.02(a)) and outstanding on the date such Investment is made, do not exceed $15.0 million.

“Permitted Liens” means, with respect to any Person,

(1) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Board and (B) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution;

(3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7) Liens to secure Indebtedness Incurred under Section 6.01(b)(1) and Section 6.01(b)(13) (to the extent Incurred pursuant to the Credit Agreement);

(8) Liens existing on the Closing Date;

(9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(12) Liens arising as a result of the filing of UCC financing statements with respect to the leased equipment underlying the leases and related receivables transferred pursuant to the terms of the Bank of Tokyo Securitization;

(13) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under this Agreement; and

(14) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof) and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash following the Initial Maturity Date pursuant to Section 4.06(a)(3)(A) of the Exchange Note Indenture as set forth on Exhibit C hereto (without giving effect to any amendment thereto or waiver thereof). For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by the Borrower or a Restricted Subsidiary of such asset, including additions and improvements, in the ordinary course of business; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further, however, that such Indebtedness is Incurred within 180 days after such acquisition of such assets.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Borrower or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with this Agreement, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Loans, such Refinancing Indebtedness is subordinated in right of payment to the Loans at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary (other than any Subsidiary Guarantor) that Refinances Indebtedness of the Borrower.

“Register” has the meaning set forth in Section 9.04.

“Related Business” means any business in which the Borrower or any of the Restricted Subsidiaries was engaged on the Closing Date and any business reasonably related, ancillary or complementary to such business.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, controlling persons, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Loans representing more than 50% of the sum of the total outstanding Loans at such time.

“Restricted Payment” with respect to any Person means

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Borrower or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Borrower held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Borrower (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Borrower that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Borrower or any Subsidiary Guarantor (other than (A) from the Borrower or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s.

“SAILs Debt” means the Shared Appreciation Income Linked Securities exchangeable debt of the Borrower, the outstanding amount of which at any time shall be the amount reflected on the consolidated balance sheet of the Borrower dated as of the date of determination and prepared in accordance with GAAP.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or a Restricted Subsidiary on the Closing Date or thereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” has the meaning assigned to such term in Section 5.16.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Demand” has the meaning assigned to such term in Section 5.16.

“Security Document” means (a) any document evidencing or creating any Lien over an asset of a person to secure any obligation of the Borrower or any Subsidiary Guarantor to the Administrative Agent and the Lenders under the Bridge Loan Documents and (b) such other documents as the Administrative Agent and the Borrower agree shall be a Security Document.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Closing Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Loans or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness of such Person shall not include:

(A) any obligation of such Person to the Borrower or any Subsidiary;

(B) any liability for Federal, state, local or other taxes owed or owing by such Person;

(C) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(D) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(E) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of this Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent or any Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Closing Date or thereafter Incurred) which is subordinate or junior in right of payment to the Loans or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that is or is required to be a Guarantor of the Credit Agreement (all of which Subsidiaries are identified on Schedule 3.12 hereto) and each other Subsidiary of the Borrower that Guarantees the Loans pursuant to the terms of this Agreement.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Borrower’s obligations with respect to the Bridge Loan Documents (other than the Exchange Notes and the Exchange Note Indenture).

“Target Company” means Matrics, Inc., a Delaware Corporation.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard & Poor’s Ratings Group;

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Total Debt” means, as of any date, the Indebtedness of the Borrower and its Subsidiaries outstanding on such date, to the extent reflected on the consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, excluding the principal amount outstanding on such date, to the extent reflected on such balance sheet, of (i) the SAILs Debt, (ii) Hedging Obligations and (iii) other limited Indebtedness not to exceed $3,000,000 in the aggregate.

“Transactions” means the Acquisition and the Financing Transactions.

“Trustee” has the meaning assigned to such term in Section 5.11(a).

“Type”, when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below;

(2) any Subsidiary of an Unrestricted Subsidiary; and

(3) as of the Closing Date and until properly redesignated a Restricted Subsidiary pursuant hereto, Symbolease Funding LLC.

The Board of Directors may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that (i) either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 6.02 and (ii) no Subsidiary of the Borrower in existence on the Closing Date (other than Symbolease Funding LLC) may be designated an Unrestricted Subsidiary prior to the Initial Maturity Date. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Consolidated Leverage Ratio would be less than 3.0 to 1.0 and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower or one or more other Wholly Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event.

SECTION 1.05. Effectuation of Transfers. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

ARTICLE II

The Loans

SECTION 2.01. Loans. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make a loan (individually, an “Initial Loan” and collectively, the “Initial Loans”) to the Borrower on the Closing Date, in an aggregate principal amount equal to such Lender’s Loan Commitment.

(b) The Loan Commitments shall terminate on the earliest of (i) the consummation of the Acquisition without any borrowing under this Agreement, (ii) the termination or lapse of the Merger Agreement, (iii) any date on which the Borrower provides notice to the Lenders that it does not intend to proceed with the Acquisition, and (iv) 5:00 p.m., New York City time, on December 31, 2004, if the Initial Loans are not made on or before such date.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make an amount equal to its Loan Commitment available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent in accordance with Section 2.03, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Initial Loans hereunder and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

(d) The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Loan Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.02. [Intentionally Omitted]

SECTION 2.03. Procedure for Borrowing and Extension. (a) The Borrower shall deliver by hand or by telecopy to the Administrative Agent a notice (the “Borrowing Request”), which notice must be received by the Administrative Agent not later than 11:00 a.m., New York City time, three Business Days before the Closing Date. The Borrowing Request shall be duly completed, irrevocable, signed by or on behalf of the Borrower and shall specify the number and location of the account to which funds are to be disbursed, the aggregate amount of the Initial Loans to be borrowed and the date of borrowing. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender. Not later than 12:00 noon, New York City time, on the Closing Date, each Lender shall make available by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate an amount equal to such Lender’s Loan Commitment. Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Borrower by the Administrative Agent’s crediting the account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the Borrowing Request, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

(b) If the Borrower will not repay an Initial Loan in full on or prior to the Initial Maturity Date or any Extended Maturity Date applicable to an Extended Loan, then the Borrower shall deliver to the Administrative Agent an Officers’ Certificate no later than 10:00 a.m. (New York City time), at least 10 Business Days prior to the Initial Maturity Date or such Extended Maturity Date, requesting an extension of the Maturity Date of the Initial Loans or Extended Loan, as the case may be. Upon receipt of such Officers’ Certificate the Administrative Agent shall promptly notify each Lender.

SECTION 2.04. Maturity; Exchange Notes; Extension of Maturity. (a) Subject to paragraphs (b), (c), (d) and (e) below, the Loans will mature on the Initial Maturity Date.

(b) Subject to the terms and conditions hereof, each Lender severally agrees, (i) if the Initial Loans have not been repaid (or exchanged for Exchange Notes) on the Initial Maturity Date, to extend the Maturity Date of its Initial Loan until any date (the “Extended Maturity Date”) on or prior to the Final Maturity Date selected by such Lender (any Initial Loan so extended, an “Extended Loan”) and (ii) if an Extended Loan made by such Lender has not been repaid (or exchanged for Exchange Notes) on or prior to its Extended Maturity Date, to extend further the Maturity Date of such Extended Loan until any Extended Maturity Date on or prior to the Final Maturity Date selected by such Lender.

(c) If an Initial Loan has not been repaid in full on or prior to the Initial Maturity Date, then any affected Lender may elect to receive Exchange Notes in exchange for the Loan of such Lender; provided, however, that such Lender may not elect to exchange its outstanding Loan for Exchange Notes in an aggregate principal amount of less than $5,000,000 unless (i) such Lender intends at the time of such exchange of such Loan promptly to sell the Exchange Notes received in such exchange to a third party or (ii) following such exchange such Lender will not hold any Loan. The Lender may exercise such option to receive Exchange Notes by delivering to the Borrower and the Administrative Agent at least five Business Days (or ten Business Days, in the case of any exchange other than on a Maturity Date) prior to the relevant date of exchange a Notice of Extension or Exchange specifying (i) the principal amount of the Loan to be exchanged for Exchange Notes and (ii) if all or any portion of the Exchange Notes are to be sold by such Lender to a third party, the principal amount of such Exchange Notes to be so sold and the principal amount, if any, to be represented by a Fixed Rate Note. The principal amount of the Exchange Notes will equal the entire aggregate principal amount of the Loan for which they are exchanged. If a Default shall have occurred and be continuing on the date of such exchange, any notices given or cure periods commenced while the Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Note (with the same effect as if the Exchange Note had been outstanding as of the actual dates thereof).

(d) Upon receipt of the notice from the Administrative Agent provided for in Section 2.03(b) that an Initial Loan will not be repaid in full on or prior to the Initial Maturity Date or an Extended Loan will not be repaid in full on or prior to the Extended Maturity Date, each affected Lender (unless it has exercised its option to receive Exchange Notes in exchange for the entire aggregate principal amount of its Loan) at least five Business Days prior to a Maturity Date, shall deliver to the Borrower and the Administrative Agent a Notice of Extension or Exchange specifying (i) the principal amount of such Loan to be extended, which shall be the aggregate principal amount of the Loan of such Lender (unless a portion thereof is being exchanged for Exchange Notes in accordance with Section 2.04(c)) and (ii) the Extended Maturity Date selected by such Lender, which shall be an Interest Payment Date, but in any event shall not be later than the Final Maturity Date.

(e) If the Lender has not delivered a Notice of Extension or Exchange at least five Business Days prior to the relevant Maturity Date and the Loan is not repaid in full on or prior to such Maturity Date, the Loan shall automatically be extended until the last day of the next Interest Period, but in no event to a date later than the Final Maturity Date.

SECTION 2.05. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan in accordance with the terms hereof. The Borrower hereby further agrees to pay interest on the unpaid principal amount of each Loan from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.07.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (with applicable interest) in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.06. Optional and Mandatory Prepayments. (a) The Borrower shall have the right at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty; provided that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.10; provided, further, that on or after the Initial Maturity Date, any optional prepayment pursuant to this clause (a) may be applied pro rata among the Loans and any Exchange Notes that are then callable.

(b) If (i) the Borrower or any of its Subsidiaries shall Incur any Indebtedness (other than Indebtedness Incurred under Section 6.01(b)(1), (2), (3), (4), (5), (7), (8), (9), (10), (11), (12) or (13), but including any debt Securities issued pursuant to a Securities Demand) or (ii) the Borrower or any of its Subsidiaries shall issue any Capital Stock (other than (A) to the Borrower or a Restricted Subsidiary, (B) any issuance of Capital Stock in settlement of outstanding litigation and (C) to employees pursuant to a compensation plan in effect on the Closing Date), then an amount equal to 100% of the Net Cash Proceeds thereof shall be applied promptly (but in no event later than five Business Days) after the receipt thereof toward the prepayment of the Loans; provided, however, that, after the Initial Maturity Date, in the event that any callable Exchange Notes are then outstanding, such amount may be applied pro rata to the redemption of such Exchange Notes in accordance with the terms of the Exchange Note Indenture.

(c) (i) If, prior to the Initial Maturity Date, the Borrower or any of its Restricted Subsidiaries shall consummate any Asset Disposition, then an amount equal to 100% of the Net Available Cash therefrom shall be applied promptly (but in no event later than five Business Days) after the receipt thereof toward the prepayment of the Loans; provided, however, that a pro rata portion of such Net Available Cash may be applied toward the repayment of amounts outstanding under the Credit Agreement to the extent required by the terms thereof as they existed as of the Closing Date.

(ii) If, following the Initial Maturity Date, the Borrower is required pursuant to the Exchange Note Indenture to redeem Increasing Rate Notes and/or offer to purchase Fixed Rate Notes from the Net Available Cash from any Asset Disposition by the Borrower or any Restricted Subsidiary, the Borrower shall apply a portion of such Net Available Cash toward the prepayment of Loans such that the Loans are prepaid on a pro rata basis with (a) the Increasing Rate Notes so redeemed, (b) the amount of such offer to purchase (it being acknowledged that such offer to purchase may be made ratably to holders of Fixed Rate Notes and holders of other Senior Indebtedness, pursuant to Section 4.06 of the Exchange Note Indenture) and (c) the repayment of amounts outstanding under the Credit Agreement to the extent required by the terms thereof as they existed on the Closing Date. Amounts of Net Available Cash offered to and rejected by any holder of a Fixed Rate Note (or other Senior Indebtedness to which such offer is made in accordance with the Exchange Note Indenture) shall be ratably applied to (1) prepay the Loans, (2) redeem any Increasing Rate Notes, (3) purchase any Fixed Rate Notes (and such other Senior Indebtedness) with respect to which the offer to purchase was made and accepted and (4) to the extent required by the terms thereof as they existed as on the Closing Date, repay amounts outstanding under the Credit Agreement. The distribution of the relevant prepayment amount hereunder to the Lenders by the Administrative Agent shall be made promptly (but in no event later than five days) after the expiration of any offer to purchase if Fixed Rate Notes are outstanding. If no such Fixed Rate Notes are outstanding, the distribution of the relevant prepayment amount hereunder to the Lenders by the Administrative Agent shall be made as soon as practicable (but in no event later than five days) after receipt thereof.

(d) If the Borrower shall optionally redeem any Exchange Notes pursuant to the terms of the Exchange Note Indenture, then the Borrower shall prepay Loans on a pro rata basis with the Exchange Notes so redeemed.

(e) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., New York City time, three Business Days before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of the Loans or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. If such notice is given, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

SECTION 2.07. Interest and Fees. (a) (i) Subject to the provisions of Sections 2.07(b) and 2.08, Initial Loans shall bear interest for each Interest Period commencing on or after the Closing Date and ending on or before the Initial Maturity Date on the unpaid principal thereof at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days (or 365 or 366 days, as the case may be, in the case of Initial Loans bearing interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate)) equal to the Adjusted LIBO Rate in effect for such Interest Period plus the Applicable Margin.

(ii) Subject to the provisions of Section 2.07(b), Extended Loans shall bear interest for Interest Periods commencing on or after the Initial Maturity Date and ending on or before the Extended Maturity Date on the unpaid principal thereof at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Adjusted Rate plus the Adjusted Margin.

(iii) Notwithstanding the foregoing clauses (i) and (ii) but subject to Section 2.07(b), the interest rate borne by the Loans in any Monthly Period (A) shall not exceed 11.5% per annum and (B) (subject to clause (A)) shall not be less than the interest rate in effect in the prior Monthly Period plus 50 basis points.

(iv) Any change in the interest rate on a Loan resulting from a change in the Adjusted LIBO Rate shall become effective as of the opening of business on the day on which such change is announced; provided, however, that no change (other than a change resulting from a change in Statutory Reserves) in the Adjusted LIBO Rate during an Interest Period shall affect the interest rate borne by any outstanding Loan during such Interest Period. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) If all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such Loan shall, without limiting the rights of the Lenders under Article VII, bear interest at a rate per annum that is (A) prior to the Initial Maturity Date, 2.0% above the Adjusted LIBO Rate plus the Applicable Margin (or 2.0% above the Alternate Base Rate plus the Applicable Margin, as the case may be) and (B) on or after the Initial Maturity Date, 2.0% above the Adjusted Rate plus the Adjusted Margin, in each case from the date of such nonpayment until the amount not so paid is paid in full (as well after as before judgment).

(c) Interest shall be payable in arrears on each Interest Payment Date and upon the Maturity Date in respect of which any such interest is accruing; provided that (i) additional interest accruing pursuant to Section 2.07(b) shall be payable from time to time upon demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

(e) The Borrower agrees to pay to the Administrative Agent, for its own account (for distribution, if and as appropriate, to the Lenders), the fees agreed upon in the Fee Letter at the times, in the amounts and on the terms set forth therein.

SECTION 2.08. Alternate Rate of Interest. In the event that the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for any Interest Period, or the Administrative Agent is advised by any Lender that such Lender is unable to maintain a Loan accruing interest at the Adjusted LIBO Rate, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the affected Initial Loans will accrue interest until the Initial Maturity Date at the Alternate Base Rate plus the Applicable Margin.

SECTION 2.09. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.10. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (c) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.13, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.11. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Bridge Loan Document (other than the Exchange Notes and the Exchange Note Indenture) shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Bridge Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.11 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.12. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Bridge Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.09, 2.10 or 2.11, or otherwise) prior to the time expressly required hereunder or under such other Bridge Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.09, 2.10, 2.11 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Bridge Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Bridge Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Bridge Loan Document shall be made in dollars.

(b) Whenever any payment received by the Administrative Agent under this Agreement or under any other Bridge Loan Document, when combined with any payment received by the Trustee under the Exchange Note Indenture, is insufficient to pay in full all amounts then due and payable to the Administrative Agent, the Trustee, the Lenders and the Holders of Exchange Notes under this Agreement and the Exchange Note Indenture, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order, with appropriate adjustment being made to account for any payment received by the Trustee in respect of the Exchange Notes: first, to the payment of fees and expenses due and payable to the Administrative Agent and its Affiliates under and in connection with this Agreement, except any amounts payable to any such Person in its role as Lender, as provided in clause “second” of this Section 2.12(b), and to the fees and expenses due and payable to the Trustee under the Exchange Note Indenture; second, to the payment of all expenses due and payable under Section 2.10 and 9.03 and any equivalent section of the Exchange Note Indenture, ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate amount of such payments owed to each Lender and Exchange Note Holder; third, to the payment of interest and amounts under Sections 2.09 and 2.11, if any, then due and payable on the Loans and the Exchange Notes ratably among the Lenders and Exchange Note Holders in accordance with the aggregate amount of interest owed to each Lender and Exchange Note Holder; and fourth, to the payment of the principal amount of the Loans and the Exchange Notes that is then due and payable, ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate principal amount owed to each such Lender and Exchange Note Holder.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.01(c), 2.12(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.13. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.09, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.09, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except for Disclosed Matters, and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Bridge Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legally valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law, statute, rule or regulation or the order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries, (d) will not conflict with, or result in a default or event of default under, any agreement binding upon the Borrower or any of its Subsidiaries or its assets, (e) will not give rise to a right under any agreement binding upon the Borrower or any of its Subsidiaries or its assets to require any material payment to be made by the Borrower or any of its Subsidiaries, and (f) will not result in the creation or imposition of any material Lien on any asset of the Borrower or any of its Subsidiaries except, in the case of clauses (a), (b) and (d), as would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) audited consolidated and consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows of each of the Borrower and the Target Company for the three most recently completed fiscal years, (ii) unaudited consolidated and consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows of each of the Borrower and the Target Company for each subsequent fiscal quarter ended at least 30 days before the Effective Date (and comparable periods for the prior fiscal year), which, in the case of such statements of the Borrower, are certified by its chief financial officer and (iii) monthly financial performance reports prepared for the Board of Directors for each fiscal month after the most recent fiscal period for which financial statements were received by the Lenders as described above and ended at least 30 days before the Effective Date. The financial statements described in clauses (i) and (ii) present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries and of (to the knowledge of the Borrower) the Target Company as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) The Borrower has heretofore furnished to the Lenders (i) pro forma statements of operations of the Borrower for the most recently completed fiscal year and the interim period of the current fiscal year ending on the last day of the last fiscal quarter ended at least 30 days before the Effective Date, prepared to give effect to the Transactions as if they had occurred on the first day of the most recently completed fiscal year and (ii) a pro forma consolidated and consolidating balance sheet of the Borrower as of the last day of the fiscal quarter most recently ended prior to the Effective Date, prepared to give effect to the Transactions as if they had occurred on such date. Such pro forma financial statements (A) have been prepared in good faith based on assumptions believed by the Borrower to be reasonable, (B) are based on the best information available to the Borrower after due inquiry and (C) present fairly, in all material respects, the pro forma financial position of the Borrower and its consolidated Subsidiaries as of the dates and for the periods indicated as if the Transactions had occurred on the dates indicated.

(c) Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of the Borrower or its Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(d) Since December 31, 2003, there has not occurred any event, condition or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or liabilities (including contingent liabilities) of the Borrower or the Target Company or their respective Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Except as set forth in Schedule 3.05, each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Except for the Disclosed Matters, each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no governmental or judicial actions, actual or (to the knowledge of the Borrower) threatened, or litigation or arbitration with any third party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that could reasonably be expected to restrain, prevent or impose burdensome conditions on, or otherwise have a material adverse effect on the ability of the parties to consummate, the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except for Disclosed Matters, and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Except for the Disclosed Matters, each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. Except for the Disclosed Matters, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of June 30, 2004, exceed by more than $25.0 million the fair market value of the assets of such Plan.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Bridge Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains (solely with respect to the Target Company, to the knowledge of the Borrower) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Subsidiaries and Joint Ventures. The Borrower does not have any Subsidiaries other than the Subsidiaries set forth on Schedule 3.12. Neither the Borrower nor any Subsidiary holds any Capital Stock in any joint venture other than those set forth on Schedule 3.12. Schedule 3.12 sets forth as of the Effective Date the name of, and the ownership interest of the Borrower in (i) each Subsidiary of the Borrower and (ii) each joint venture in which the Borrower or any Subsidiary holds any Capital Stock, in each case as of the Effective Date. Schedule 3.12 sets forth as of the Effective Date each Subsidiary that is a Subsidiary Guarantor.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and its Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Subsidiaries is adequate.

SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and the Subsidiary Guarantors, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and the Subsidiary Guarantors, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and the Subsidiary Guarantors, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and the Subsidiary Guarantors, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Initial Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Latham & Watkins LLP, counsel for the Borrower, substantially in the form of Exhibit B. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Bridge Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraph (l) of this Section 4.01.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Bridge Loan Document.

(f) The Administrative Agent shall have received evidence that the insurance required by Section 5.06 is in effect.

(g) All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained, and all applicable waiting periods and appeal periods (including any extensions thereof) shall have expired, in each case without the imposition of any burdensome conditions. The Acquisition shall have been, or substantially simultaneously with the funding of Loans on the Effective Date shall be, consummated in accordance with the Acquisition Documents and applicable law, without any amendment to or waiver of any material terms or conditions of the Acquisition Documents not approved by the Administrative Agent. The Administrative Agent shall have received copies of the Acquisition Documents and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as complete and correct and the Administrative Agent shall be satisfied in all respects with the material terms of the Acquisition Documents (including, without limitation, all provisions relating to indemnification), it being acknowledged by the Administrative Agent that the terms of the Merger Agreement reflected in the draft agreement dated July 26, 2004 and delivered to the Administrative Agent are satisfactory to the Administrative Agent.

(h) After giving effect to the Transactions, neither the Borrower nor any of its Subsidiaries shall have outstanding any shares of preferred stock or any Total Debt, other than (i) Indebtedness Incurred under the Bridge Loan Documents, (ii) loans under the Credit Agreement and (iii) Indebtedness outstanding under the Master Installment Payment Agreement dated March 31, 2004 between the Borrower and Fleet Business Credit, LLC in an aggregate amount not to exceed $13,825,379.

(i) The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Lenders, certifying as to the solvency of the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions.

(j) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

(k) The representations and warranties of each Loan Party set forth in the Bridge Loan Documents shall be true and correct on and as of the Effective Date.

(l) Immediately after giving effect to the borrowing of the Initial Loans, no Default shall have occurred and be continuing.

(m) The Guarantee of the Loans by each Subsidiary Guarantor (upon the making of such Loans) shall be in full force and effect.

(n) The pro forma consolidated and consolidating balance sheet of the Borrower referred to in Section 3.04(b)(ii) shall not be materially inconsistent with the forecasts previously provided to the Lenders.

(o) The Administrative Agent shall be satisfied that the Borrower’s EBITDA for the four-fiscal quarter period most recently ended prior to the Effective Date shall not be less than $175.0 million.

(p) The Administrative Agent shall be satisfied that the ratio of Total Debt on the Effective Date to the Borrower’s pro forma EBITDA for the four-fiscal quarter period most recently ended prior to the Effective Date (prepared in accordance with Regulation S-X under the Securities Act to give pro forma effect to the Financing Transactions (but without giving effect to the Acquisition), in each case as if they had occurred at the beginning of such four-fiscal quarter period) shall be no more than 1.5 to 1.0.

(q) The Borrower shall have obtained an amendment to the Credit Agreement reasonably satisfactory to the Administrative Agent and its counsel to provide for the consummation of the Transactions on the terms contemplated by the Commitment Letter and the attachments thereto.

(r) The Borrower shall have as of the Effective Date a balance of unrestricted global cash of no less than $75,000,000.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on December 31, 2004 (and, in the event such conditions are not so satisfied or waived, the Loan Commitments shall terminate at such time).

ARTICLE V

Affirmative Covenants

Until the Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and under the Fee Letter shall have been paid in full, the Borrower covenants and agrees with the Lenders as follows; provided that the Borrower and its Subsidiaries shall not be subject to the provisions of Sections 5.01 though 5.08 following the Initial Maturity Date:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of the 2004 fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the third fiscal quarter of 2004 and the first and second fiscal quarters of 2005, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 30 days after the end of each of the first two fiscal months of each fiscal quarter of the Borrower ending prior to the Initial Maturity Date, its monthly financial performance reports prepared for the Board of Directors as of the end of and for such fiscal month and the then elapsed portion of the fiscal year;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.14, 6.15 and 6.16 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) at least 30 days prior to the commencement of the 2005 fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, in each case filed or distributed prior to the Initial Maturity Date; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Bridge Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names used in the conduct of its business, except as would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.11.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.07. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times, during business hours, and as often as reasonably requested.

SECTION 5.08. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Use of Proceeds. The proceeds of the Loans shall be used only for the payment of (a) the Merger Consideration, (b) fees and expenses payable in connection with the Transactions and (c) solely to the extent that fees and expenses payable in connection with the Transactions are less than $20.0 million, for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.10. Equity Offering. (a) The Borrower will file, and use all commercially reasonable efforts to cause to become effective, as soon as reasonably practicable after the Closing Date, a registration statement (the “Equity Registration Statement”) on Form S-1 in respect of an offering of its common stock for net cash proceeds of no less than $250,000,000, or, if less, the aggregate amount then outstanding or the amount then committed under the Bridge Loan Documents (the “Equity Offering”). The Borrower shall notify the Administrative Agent of its filing of the Equity Registration Statement and, promptly following receipt of any comments from the SEC in connection with such Equity Registration Statement, shall furnish the Administrative Agent with a copy of any written comments from the SEC, and shall respond promptly and appropriately to any such comments and shall furnish a copy to the Administrative Agent of any such response to the SEC.

(b) The Borrower shall use all commercially reasonable efforts to consummate the Equity Offering (or an alternative offering of securities of the Borrower for net cash proceeds in an amount required in respect of the Equity Offering pursuant to clause (a) above) as soon as reasonably practicable following the effectiveness of the Equity Registration Statement.

SECTION 5.11. Exchange Notes. (a) On the Closing Date, the Borrower shall enter into the Exchange Note Indenture on the terms set forth in Exhibit C hereto with a trustee reasonably satisfactory to the Administrative Agent (the “Trustee”), and, on or prior to the date that is nine months following the Closing Date, the Borrower shall place the full amount of the Exchange Notes that may be issued pursuant to the terms hereof in escrow, on terms reasonably satisfactory to the Administrative Agent and with a fiduciary reasonably satisfactory to the Administrative Agent, to be held, undated, in escrow pending issuance pursuant to the terms hereof. The Exchange Note Indenture shall be in such form that it can be qualified under the U.S. Trust Indenture Act of 1939, as amended.

(b) The Borrower shall, no later than ten Business Days prior to the Initial Maturity Date, (i) cause the Exchange Notes to become eligible for deposit at The Depository Trust Company (including, without limitation, by the filing of an appropriately executed letter of representations), (ii) obtain “CUSIP” and “ISIN” numbers for the Exchange Notes and (iii) cause the Exchange Notes to be eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages (“Portal”) market.

(c) If Exchange Notes are issued pursuant to the terms hereof, then, on the terms set forth in an exhibit to the Exchange Note Indenture, the Borrower shall register the Exchange Notes under the Securities Act.

(d) On or prior to the fifth Business Day following the receipt of a Notice of Extension or Exchange from a Lender in accordance with Section 2.04(c) that requests the exchange of any Loan (or portion thereof to the extent permitted by such Section) of such Lender for Exchange Notes, the Borrower shall cause to be delivered from escrow, in accordance with the instructions set forth in such Notice of Extension or Exchange and with the terms of the Exchange Note Indenture, a fully executed Exchange Note or Exchange Notes, which shall be either Increasing Rate Notes or Fixed Rate Notes as specified in such Notice of Extension or Exchange in accordance with Section 2.04(c), bearing interest and with a maturity date as set forth for such Exchange Notes in the Exchange Note Indenture, in exchange for such Loan, dated the date of the issuance of such Exchange Note. Such Exchange Note shall either (i) be recorded in book-entry form as a beneficial interest in one or more global notes deposited with the Trustee as custodian for the Depositary Trust Company and credited to the account of the exchanging Lender directly or indirectly through its participant in the DTC system, in each case in the same principal amount as such Loan (or portion thereof) being exchanged or (ii) subject to the terms of the Exchange Note Indenture, be issued as a definitive registered note payable to the order of the holder or beneficial owner, as the case may be, in the same principal amount as such Loan (or portion thereof) being exchanged.

SECTION 5.12. Further Assurances. Upon request of the Administrative Agent, the Borrower shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

SECTION 5.13. Compliance Certificate. After the Initial Maturity Date, the Borrower shall deliver to the Administrative Agent within 120 days after the end of each fiscal year of the Borrower an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Borrower they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Borrower is taking or proposes to take with respect thereto.

SECTION 5.14. Future Guarantors. The Borrower shall cause each domestic Restricted Subsidiary that Guarantees any Indebtedness of the Borrower or any other Subsidiary (other than Indebtedness permitted to be Incurred pursuant to Section 6.01(b)(2)) to, and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time, execute and deliver to the Administrative Agent a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Loans on the same terms and conditions as those set forth in Article X of this Agreement.

SECTION 5.15. SEC Reports. From and after the Initial Maturity Date, whether or not the Borrower is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Borrower shall file with the SEC (subject to the next sentence) and provide the Administrative Agent and the Lenders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Borrower is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Borrower shall nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Borrower agrees that it shall not take any action for the sole purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Borrower shall post the reports specified in the preceding sentence on its website within the time periods that would apply if the Borrower were required to file those reports with the SEC.

At any time that any of the Borrower’s Subsidiaries are Unrestricted Subsidiaries, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

SECTION 5.16. Take-Out Financing. (a) The Borrower shall engage one or more investment banks (collectively, the “Investment Banks”) reasonably satisfactory to the Lenders to publicly sell or privately place cash-pay, pay-in-kind, discount or other debt (including senior, senior secured, subordinated or convertible debt) or preferred equity securities of the Borrower (the “Securities”) that will provide proceeds in an amount sufficient to repay all or any portion of the principal and other amounts then outstanding under this Agreement and any Increasing Rate Notes outstanding under the Exchange Note Indenture (provided that if the aggregate amount of such required proceeds would be less than $100.0 million and the lead Investment Bank requests that a larger offering of Securities be offered in order to improve the marketability of the Securities, the Borrower shall sell or place such larger amount, up to $100.0 million in the aggregate). The Borrower shall, subject to the remainder of this clause (a), take actions reasonably necessary or desirable so that the Investment Banks can publicly sell or privately place the Securities, including, without limitation, (i) using its commercially reasonable efforts to obtain such consents or waivers, from existing lenders of the Borrower or otherwise, as may be necessary in order to permit the issuance of Securities on the terms set forth in any Securities Demand and (ii) if requested by the lead Investment Bank, (A) providing to the Investment Banks on November 15, 2004 or as soon as practicable thereafter customary marketing materials (including, without limitation, a complete preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum, as the case may be, including all information that the SEC would require in a registered offering, and customary road show materials) in respect of an offering of the Securities described by the lead Investment Bank in such request and (B) using commercially reasonable efforts to meet with Moody’s and S&P on November 15, 2004 or as soon as practicable thereafter in order to obtain ratings from Moody’s and S&P in respect of the Securities described by the lead Investment Bank in such request, and using commercially reasonable efforts to obtain such ratings as soon as practicable following such meetings. Upon notice by the lead Investment Bank (a “Securities Demand”), at any time and from time to time on or after December 1, 2004, if no Loans have been made under this Agreement or if Loans have been made under this Agreement but have not been repaid in full or Increasing Rate Notes are outstanding under the Exchange Note Indenture, the Borrower shall cause the issuance and sale of the Securities upon such terms and conditions as specified in the Securities Demand (it being understood there may be more than one Securities Demand); provided that (i) the interest, dividend or discount rate (whether floating or fixed) and issue price shall be determined by the Investment Banks in light of the then-prevailing market conditions but in no event shall the weighted average effective yield (excluding the effect of deferred debt issuance costs) on the Securities exceed 10.5%; (ii) the Investment Banks and the Borrower shall determine whether the Securities shall be issued through a public offering or a private placement; (iii) the Securities shall be issued pursuant to indentures or other governing documents in the form negotiated by the Borrower and the Investment Banks, and shall contain such terms, conditions and covenants as are typical and customary for similar financings and as are reasonably satisfactory in all respects to the Investment Banks and their counsel and the Borrower and its counsel; and (iv) all other arrangements with respect to the Securities shall be reasonably satisfactory in all respects to the Investment Banks and the Borrower in light of the then-prevailing market conditions.

(b) Notwithstanding clause (a) (but subject to clause (c)), and provided that no Default shall have occurred and be continuing, the Borrower may, by notice to the lead Investment Bank on November 15, 2004 and payment of an additional fee (the “Exercise Fee”) to the Administrative Agent (for the ratable benefit of the Lenders) on November 15, 2004 in an amount equal to 1.0% of the aggregate principal amount of Loans outstanding as of such date, extend the first date on which any Securities Demand may be made to February 15, 2005. In the event of such notice and payment of the Exercise Fee, (i) the dates referenced in clauses (ii)(A) and (ii)(B) of the foregoing clause (a) shall be changed to February 1, 2005 and (ii) the maximum weighted average effective yield referenced in clause (a) shall be increased to 11.5%.

(c) Notwithstanding clauses (a) and (b) above, in the event that the Borrower has not delivered to the Administrative Agent and the Investment Banks, on or prior to October 15, 2004, such audited annual and unaudited interim consolidated and consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Target Company and pro forma statements of income and balance sheets of the Borrower (giving pro forma effect to the Transactions), in each case as would be required (and prepared in accordance with Regulation S-X as required) for inclusion in a registration statement of the Borrower on Form S-1 in order for such registration statement to be declared effective (assuming the Closing Date had occurred immediately prior to such date, and subject to ordinary course review and comment by the SEC), and in each case with such information as is necessary in order for the Investment Banks to receive reasonably satisfactory “comfort” (including “negative assurance” comfort) from the current and former independent accountants of the Borrower and the current independent accountants of the Target Company, then the lead Investment Bank shall be entitled to deliver a Securities Demand at any time and from time to time on or after October 15, 2004. Such Securities Demand shall be on the terms set forth in clause (a) above, except that (i) the Borrower shall be required to use its commercially reasonable efforts to provide to the Investment Banks on October 15, 2004 or as soon as practicable thereafter customary marketing materials (including, without limitation, a complete preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum, as the case may be, including all information, to the extent reasonably available, that the SEC would require in a registered offering, and customary road show materials) in respect of an offering of the Securities described by the lead Investment Bank in such request and (ii) the Borrower shall be required to use its commercially reasonable efforts to meet with Moody’s and S&P on October 15, 2004 or as soon as practicable thereafter in order to obtain ratings from Moody’s and S&P in respect of the Securities described by the lead Investment Bank in such request, and to obtain such ratings as soon as practicable following such meetings.

ARTICLE VI

Negative Covenants

Until the Loan Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and under the Fee Letter have been paid in full, the Borrower covenants and agrees with the Lenders as follows; provided that the Borrower and its Subsidiaries shall not be subject to the provisions of Sections 6.12(a) and Sections 6.13 though 6.16 following the Initial Maturity Date:

SECTION 6.01. Limitation on Indebtedness. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Borrower and the Subsidiary Guarantors shall be entitled to Incur Indebtedness on or after the Initial Maturity Date if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Leverage Ratio would be less than 3.0 to 1.0.

(b) Notwithstanding the foregoing paragraph (a), the Borrower and the Restricted Subsidiaries shall be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Borrower or any Subsidiary Guarantor pursuant to the Credit Agreement; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (b)(1) and then outstanding does not exceed $60.0 million less the sum of all principal payments with respect to such Indebtedness made after the Initial Maturity Date pursuant to Section 2.06(c);

(2) Indebtedness owed to and held by the Borrower or a Restricted Subsidiary; provided, however, that (A) any subsequent transfer of such Indebtedness (other than to the Borrower or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Borrower is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guaranty;

(3) the Loans and the Exchange Notes;

(4) Indebtedness outstanding on the Closing Date (other than Indebtedness described in clause (1), (2) or (3) of this Section 6.01(b));

(5) On or after the Initial Maturity Date, Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Borrower (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Borrower); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Borrower would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to Section 6.01(a);

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 6.01(a) or pursuant to clause (3), (4) or (5) of this Section 6.01(b) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7) Hedging Obligations consisting of (A) Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Borrower and the Restricted Subsidiaries pursuant to this Agreement and (B) Currency Agreements entered into the ordinary course of business for the purpose of mitigating the risk to the Borrower or its Restricted Subsidiaries of currency fluctuations and not for speculative purposes;

(8) Obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(10) Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3), (4) or (13) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4);

(11) Purchase Money Indebtedness Incurred to finance the acquisition by the Borrower or a Restricted Subsidiary of assets in the ordinary course of business, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $10.0 million;

(12) Indebtedness of the Borrower or a Restricted Subsidiary in respect of bankers’ acceptances and other similar instruments or obligations issued, or relating to obligations incurred, in the ordinary course of business (including those issued to Governmental Authorities under applicable workers’ compensation statutes); and

(13) Indebtedness of the Borrower or a Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on the date of such Incurrence and Incurred under this clause (13), does not exceed $10.0 million.

(c) Notwithstanding the foregoing, neither the Borrower nor any Subsidiary Guarantor shall Incur (i) any Indebtedness pursuant to Section 6.01(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Borrower or a Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Loans or to the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations or (ii) any Indebtedness, other than Eligible Indebtedness, prior to the Initial Maturity Date if the proceeds thereof are used, directly or indirectly, to Refinance any Obligations of the Borrower or any Subsidiary under the Credit Agreement.

(d) For purposes of determining compliance with this Section 6.01, (1) any Indebtedness outstanding or Incurred under the Credit Agreement on the Closing Date will be treated as Incurred under clause (1) of paragraph (b) above, (2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Borrower, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Indebtedness in one of the above clauses, (3) the Borrower shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above and (4) the Borrower shall be entitled to reclassify any item of Indebtedness (or portion thereof) Incurred pursuant to any of clauses 6.01(b)(2) through (b)(13) above to any other of clauses 6.01(b)(2) through (b)(13) above, provided that such item of Indebtedness could be Incurred under such clause at the time of such reclassification.

SECTION 6.02. Limitation on Restricted Payments. (a) Prior to the Initial Maturity Date, the Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment. On or after the Initial Maturity Date, the Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Borrower is not entitled to Incur an additional $1.00 of Indebtedness under Section 6.01(a); or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Initial Maturity Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Initial Maturity Date occurs to the end of the most recent fiscal quarter for which internal financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds received by the Borrower from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Initial Maturity Date (other than an issuance or sale to a Subsidiary of the Borrower and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Borrower from its stockholders subsequent to the Initial Maturity Date; plus

(C) the amount by which Indebtedness of the Borrower is reduced on the Borrower’s balance sheet upon the conversion or exchange subsequent to the Initial Maturity Date of any Indebtedness of the Borrower convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the fair value of any other property, distributed by the Borrower upon such conversion or exchange) provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Borrower or to an employee stock ownership plan or a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Borrower or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investments and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Borrower or any Restricted Subsidiary and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Borrower or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The provisions of Section 6.02(a) shall not prohibit:

(1) following the Initial Maturity Date, any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Borrower from its stockholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 6.02(a)(3)(B);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to Section 6.01; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 6.02; provided, however, that such dividend, if made after the Initial Maturity Date, shall be included in the calculation of the amount of Restricted Payments;

(4) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Borrower or any of its Subsidiaries (A) from any current or former officer, employee or director of the Borrower or any of its Subsidiaries (or permitted transferees of such officers, employees or directors) or (B) from any Person for the sole purpose of reselling such shares of Capital Stock to current employees or officers of the Borrower or any of its Subsidiaries, in the case of each of clauses (A) and (B), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, redemptions and other acquisitions (excluding amounts representing cancelation of Indebtedness) shall not exceed $2.5 million in any calendar year plus, solely in respect of clause (B), the amount of payments received (and not previously used for Restricted Payments pursuant to clause (B)) by the Borrower or any of its Restricted Subsidiaries in respect of such Capital Stock from employees or officers pursuant to the agreement or plan pursuant to which such Capital Stock is resold to such employees and officers on or after July 1, 2004 (which payments, to the extent used for Restricted Payments pursuant to clause (B), shall not constitute Net Cash Proceeds for purposes of Section 6.02(b)(1) and shall be excluded from the calculation of amounts under Section 6.02(a)(3)(B)); provided further, however, that such purchases, redemptions and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(5) the declaration and payment of dividends on Disqualified Stock issued pursuant to Section 6.01; provided, however, that, at the time of declaration of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower; provided, however, that any such cash payment shall not be for the purpose of evading the limitations of this Section 6.02 (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Borrower or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Borrower (or a third party to the extent permitted by this Agreement) has made a Change of Control Offer with respect to the Loans as a result of such Change of Control and has repaid all Loans with respect to which a repayment election was validly made and not withdrawn by the Lender in connection with such Change of Control Offer; provided further, however, that such repurchase and other acquisitions shall, if made after the Initial Maturity Date, be included in the calculation of the amount of Restricted Payments;

(9) payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under Section 6.01(b)(2); provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

(10) the declaration and payment of dividends in respect of common stock of the Borrower consistent with the dividend policy of the Borrower as in effect on the Closing Date in an aggregate amount of such dividends not to exceed $5.0 million in any calendar year; provided, however, that such dividends, to the extent made following the Initial Maturity Date, shall be included in the calculation of the amount of Restricted Payments.

SECTION 6.03. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Borrower or a Restricted Subsidiary or pay any Indebtedness owed to the Borrower, (b) make any loans or advances to the Borrower or (c) transfer any of its property or assets to the Borrower, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date, including the Credit Agreement as in effect on such date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Borrower (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in Section 6.03(1)(A) or (B) or this clause (C) or contained in any amendment to an agreement referred to in Section 6.03(1)(A) or (B) or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Borrower than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(E) any encumbrance or restriction arising by reason of applicable law, rule or regulation; and

with respect to clause (c) only,

(F) any encumbrance or restriction consisting of customary nonassignment provisions in leases and licenses governing leasehold interests or licenses to the extent such provisions restrict the transfer of the lease or license or the property leased or licensed thereunder; and

(G) any encumbrance or restriction (including Permitted Liens) contained in security agreements or mortgages securing Indebtedness (including Capital Lease Obligations) of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

SECTION 6.04. Limitation on Sales of Assets and Subsidiary Stock.

The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (1) the Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and (2) at least 75% of the consideration thereof received by the Borrower or such Restricted Subsidiary is in the form of cash or cash equivalents.

For the purposes of this Section 6.04, the following are deemed to be cash or cash equivalents: (i) the assumption or discharge of Indebtedness of the Borrower or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (ii) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted within 90 days by the Borrower or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

SECTION 6.05. Limitation on Affiliate Transactions. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Borrower (an “Affiliate Transaction”) unless (1) the terms thereof are no less favorable to the Borrower or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate; (2) if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Borrower disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Borrower and its Restricted Subsidiaries or is not less favorable to the Borrower and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of Section 6.05(a) shall not prohibit (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of) Section 6.02; (2) employment agreements entered into in the ordinary course of business and benefit plans approved by the Board of Directors, and any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Borrower or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time; (4) the payment of reasonable fees to directors of the Borrower and its Restricted Subsidiaries who are not employees of the Borrower or its Restricted Subsidiaries; (5) customary arrangements for indemnity provided for the benefit of directors, officers or employees of the Borrower or its Restricted Subsidiaries in the ordinary course of business; (6) any transaction with the Borrower, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity; (7) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Borrower; and (8) transfers of lease receivables and related assets to Symbolease Funding LLC pursuant to the Bank of Tokyo Securitization consistent with past practice.

SECTION 6.06. Limitation on Line of Business. The Borrower shall not, and shall not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

SECTION 6.07. Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Borrower:

(1) shall not, and shall not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Borrower or a Wholly Owned Subsidiary); and

(2) shall not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than the Borrower or a Wholly Owned Subsidiary) unless

(A) immediately after giving effect to such issuance, sale or other disposition, neither the Borrower nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

(B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Borrower and such Investment would be permitted to be made under Section 6.02 if made on the date of such issuance, sale or other disposition.

For purposes of this Section 6.07, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Indebtedness of the Borrower or any of its Restricted Subsidiaries will not be deemed to be a violation of this Section 6.07; provided, however, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this Section 6.07.

SECTION 6.08. Change of Control. (a) Upon the occurrence of a Change of Control, each Lender shall have the right to require that the Borrower prepay such Lender’s Loans at 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of prepayment, in accordance with the terms contemplated in Section 6.08(b).

(b) Within 30 days following any Change of Control, the Borrower shall mail a notice to each Lender with a copy to the Administrative Agent (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Lender has the right to require the Borrower to prepay such Lender’s Loans at 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of prepayment;

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the prepayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by the Borrower, consistent with this Section, that a Lender must follow in order to have its Loans prepaid.

(c) Lenders electing to have Loans prepaid shall be required to give notice of such election, with an appropriate form duly completed, to the Administrative Agent at the address specified in the notice at least three Business Days prior to the prepayment date. Lenders shall be entitled to withdraw their election if the Administrative Agent receives not later than one Business Day prior to the prepayment date, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Loan with respect to which a prepayment election was made and a statement that such Lender is withdrawing his election to have such Loan prepaid.

SECTION 6.09. Limitation on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Loans shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Lenders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

SECTION 6.10. Limitation on Sale/Leaseback Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (1) the Borrower or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 6.01 and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Loans pursuant to Section 6.09; (2) the net proceeds received by the Borrower or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and (3) the Borrower applies the proceeds of such transaction in compliance with Section 2.06(c).

SECTION 6.11. When Borrower May Merge or Transfer Assets. (a) The Borrower shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Borrower) shall expressly assume, by an amendment to this Agreement, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, all the obligations of the Borrower under this Agreement and the other Bridge Loan Documents;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Consolidated Leverage Ratio of the Successor Company is less than 3.0 to 1; and

(4) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such amendment to this Agreement (if any) comply with this Agreement;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Borrower (so long as no Capital Stock of the Borrower is distributed to any Person) or (B) the Borrower merging with an Affiliate of the Borrower solely for the purpose and with the sole effect of reincorporating the Borrower in another jurisdiction.

For purposes of this Section 6.11, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

The Successor Company shall be the successor to the Borrower and shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement, and the Borrower, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Loans.

(b) The Borrower shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all of its assets to any Person unless: (1) except in the case of a Subsidiary Guarantor (A) that has been disposed of in its entirety to another Person (other than to the Borrower or an Affiliate of the Borrower), whether through a merger, consolidation or sale of Capital Stock or assets or (B) that, as a result of the disposition of all or a portion of its Capital Stock (other than to an Affiliate of the Borrower), ceases to be a Subsidiary, in both cases, if in connection therewith the Borrower provides an Officers’ Certificate to the Administrative Agent to the effect that the Borrower will comply with its obligations under Sections 2.06(c) and 6.04 in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form reasonably satisfactory to the Administrative Agent, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty; (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (3) the Borrower delivers to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, comply with this Agreement.

SECTION 6.12. Amendment of Material Documents. The Borrower shall not, and shall not permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) the agreement governing the SAILs Debt in any manner that increases the Obligations of the Borrower and its Subsidiaries thereunder or (b) the provisions of the Exchange Note Indenture relating to Asset Dispositions and the application of Net Available Cash therefrom, including Section 4.06 of the Exchange Note Indenture and the definitions related thereto as set forth in Exhibit C hereto, in any manner adverse to the Lenders.

SECTION 6.13. Prohibition on Negative Pledges. The Borrower shall not, and shall not permit any Restricted Subsidiary (other than any Foreign Subsidiary) to, enter into any agreement, arrangement or understanding with any Person which prohibits or limits the ability of the Borrower or any of its Restricted Subsidiaries to create, Incur, assume or suffer to exist any Lien upon its property, assets or revenues, whether now owned or hereafter acquired, except such agreements, arrangements or understandings (i) as in effect on the Closing Date pursuant to the Credit Agreement, (ii) pursuant to the Bridge Loan Documents and (iii) in respect of Securities.

SECTION 6.14. Leverage Ratio. The Borrower will not permit, as of any date following the Closing Date and on or prior to the Initial Maturity Date, the ratio of (i) Total Debt as of such date to (ii) EBITDA for the most recent four consecutive fiscal quarters ended for which internal financial statements are available, to exceed 1.75 to 1.0.

SECTION 6.15. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters ending on any date following the Closing Date and on or prior to the Initial Maturity Date to be less than 4.0 to 1.0.

SECTION 6.16. Minimum Unrestricted Cash. The Borrower shall not permit its balance of unrestricted global cash as of any date on or prior to the Initial Maturity Date to be less than $75,000,000.

SECTION 6.17. SAILs Debt. The Borrower shall not elect to settle the SAILs Debt in cash or terminate the SAILs Debt in a manner that would require any payment of cash by the Borrower or any Subsidiary in respect of such termination.

ARTICLE VII

Events of Default

Prior to the Initial Maturity Date, the Events of Default and related provisions set forth in Section 7.01 shall apply. On and after the Initial Maturity Date, the Events of Default and related provisions set forth in Section 7.01 shall be deemed, without notice to, consent of or any action by any holder or beneficial owner of Loans or Exchange Notes or any other Person, to have been replaced by the Events of Default and related provisions set forth in Section 7.02 (which shall not apply prior to the Initial Maturity Date).

If a Default or Event of Default shall have occurred and be continuing on the Initial Maturity Date, the provisions of the immediately preceding paragraph shall not affect any such Default or Event of Default (or the actions or circumstances necessary to cure any such Default or Event of Default) and any notices given or cure periods commenced prior to such date with respect to any such Default or Event of Default shall be deemed given or commenced as of the actual dates thereof for all purposes.

SECTION 7.01. Events of Default Prior to Initial Maturity Date. Prior to the Initial Maturity Date (subject to the immediately preceding paragraph), each of the events set out in this Section 7.01 is an Event of Default:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Bridge Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Bridge Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Bridge Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

(d) The Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of the Borrower) or 5.09 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Bridge Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) The Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10.0 million shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event (other than Disclosed Matters) shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect ; or

(m) any Guaranty purported to be created under any Bridge Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted by this Agreement as a result of which the Subsidiary Guarantor providing such Guaranty ceases to be a Subsidiary;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Loan Commitments, and thereupon the Loan Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the Loan Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

SECTION 7.02. Events of Default Following Initial Maturity Date. On and after the Initial Maturity Date, each of the events set out in this Section 7.02 is an Event of Default:

(a) the Borrower defaults in the payment of the principal of any Loan when the same becomes due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower defaults in any payment of interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Bridge Loan Document, when the same becomes due and payable, and such default continues for a period of 30 days;

(c) the Borrower fails to comply with Section 6.11;

(d) the Borrower fails to comply with Section 5.15, 5.16, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08, 6.09, 6.10, 6.12(b) or 6.17 (other than a failure to prepay Loans when required under Section 6.08) and such failure continues for 30 days after the notice specified below;

(e) the Borrower or any Subsidiary Guarantor fails to comply with any of its agreements contained in this Agreement (other than those referred to in clause (a), (b), (c) or (d) above) and such failure continues for 60 days after the notice specified below;

(f) Indebtedness of the Borrower, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million, or its foreign currency equivalent at the time;

(g) a Subsidiary Guarantor, the Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against a Subsidiary Guarantor, the Borrower or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of a Subsidiary Guarantor, the Borrower or any Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of a Subsidiary Guarantor, the Borrower or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days; or

(i) any judgment or decree for the payment of money in excess of $10.0 million or its foreign currency equivalent at the time is entered against a Subsidiary Guarantor, the Borrower or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree and is not discharged, waived or the execution thereof stayed; or

(j) any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clause (d) or (e) is not an Event of Default until the Administrative Agent or the Lenders of at least 25% in principal amount of the outstanding Loans notify the Borrower of the Default and the Borrower does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The Borrower shall deliver to the Administrative Agent, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default under clause (f) or (j) and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (d), (e) or (i), its status and what action the Borrower is taking or proposes to take with respect thereto.

If an Event of Default (other than an Event of Default specified in Section 7.02(g) or (h) with respect to the Borrower) occurs and is continuing, the Administrative Agent by notice to the Borrower, or the Lenders of at least 25% in principal amount of the Loans by notice to the Borrower and the Administrative Agent, may declare the principal of and accrued but unpaid interest on all the Loans to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 7.02(g) or (h) with respect to the Borrower occurs, the principal of and interest on all the Loans shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Administrative Agent or any Lender. The Required Lenders by notice to the Administrative Agent may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Bridge Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Bridge Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Bridge Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Bridge Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Bridge Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Bridge Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Bridge Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Bridge Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Bridge Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Symbol Technologies, Inc., One Symbol Plaza, Holtsville, New York 11742, Attention of Chief Financial Officer, Treasurer and General Counsel (Telecopy No. (631) 738-5980);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of James DeLeon (Telecopy No. (713) 750-2666), with a copy to JPMorgan Chase Bank, 1411 Broadway, 5th Floor, New York, New York 10018, Attention of Jon Goplerud (Telecopy No. (212) 391-6251);

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Bridge Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Bridge Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Bridge Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Bridge Loan Document (other than the Exchange Notes and the Exchange Note Indenture) nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Subsidiary Guarantors and the Required Lenders or, in the case of any other such Bridge Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan (except as expressly provided in this Agreement) or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Loan Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.12(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Bridge Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release any Subsidiary Guarantor from its Guaranty (except as expressly provided in this Agreement), or limit its liability in respect of such Guaranty, without the written consent of each Lender, (vii) place additional restrictions on the right to exchange Loans for Exchange Notes or modify the rate of such exchange or (viii) change any provisions of the Exchange Notes or the Exchange Notes Indenture that require (or would require if any Exchange Notes were outstanding) the approval of all Holders of Exchange Notes; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent and the requisite percentage in interest of the Lenders that will remain parties hereto after giving effect to such amendment if (i) by the terms of such agreement the Loan Commitment of each Lender not consenting to the amendment provided for therein (whose consent would otherwise be required) shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto (whose consent would otherwise be required) receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Lenders in connection with the syndication of the credit facility provided for herein (including expenses incurred in connection with due diligence), the preparation, execution, delivery and administration of the Bridge Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees, disbursements and other charges of a single transaction and documentation counsel and such other local counsel and special counsel as may be required in the reasonable judgment of the Administrative Agent and its Affiliates and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Bridge Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, disbursements and other charges of a single lead counsel and such other local counsel and special counsel as may be required in the reasonable judgment of the Administrative Agent and its Affiliates, incurred by or asserted against any Indemnitee arising out of, relating to, in connection with, or as a result of (i) the execution or delivery of any Bridge Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Bridge Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans or unused Loan Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loan Commitment or Loans, the amount of the Loan Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consents;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10, 2.11 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Loan Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower (but subject to the consent of the Administrative Agent), sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Loan Commitment or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09, 2.10 and 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.09 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.11(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Bridge Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Bridge Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Bridge Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Loan Commitments have not expired or terminated. The provisions of Sections 2.09, 2.10, 2.11 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Loan Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Bridge Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Bridge Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Bridge Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Bridge Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Bridge Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Bridge Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER BRIDGE LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Bridge Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

ARTICLE X

Subsidiary Guaranties

SECTION 10.01. Guaranties. Each Subsidiary Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Lender and to the Administrative Agent and its successors and assigns (a) the full and punctual payment of principal of and interest on the Loans when due, whether at maturity, by acceleration, by mandatory prepayment or otherwise, and all other monetary obligations of the Borrower under this Agreement and the other Bridge Loan Documents (other than the Exchange Notes and the Exchange Note Indenture) and (b) the full and punctual performance within applicable grace periods of all other obligations of the Borrower under this Agreement and such other Bridge Loan Documents (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor and that such Subsidiary Guarantor will remain bound under this Article X notwithstanding any extension or renewal of any Obligation.

Each Subsidiary Guarantor waives presentation to, demand of, payment from and protest to the Borrower of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default on the Guaranteed Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (1) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person (including any Subsidiary Guarantor) under this Agreement, the other Bridge Loan Documents or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, the other Bridge Loan Documents or any other agreement; (4) the release of any security held by any Lender or the Administrative Agent for the Guaranteed Obligations or any of them; (5) the failure of any Lender or the Administrative Agent to exercise any right or remedy against any other Guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 10.06, any change in the ownership of such Subsidiary Guarantor.

Each Subsidiary Guarantor further agrees that its Subsidiary Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Lender or the Administrative Agent to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth in Sections 10.02 and 10.06, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any remedy under this Agreement, the other Bridge Loan Documents or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

Each Subsidiary Guarantor further agrees that its Guaranty herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by any Lender or the Administrative Agent upon the bankruptcy or reorganization of the Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Lender or the Administrative Agent has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Borrower to pay the principal of or interest on any Obligation when and as the same shall become due, whether at maturity, by acceleration, by mandatory prepayment or otherwise, or to perform or comply with any other Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash, to the Lenders or the Administrative Agent an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Borrower to the Lenders and the Administrative Agent.

Each Subsidiary Guarantor agrees that, as between it, on the one hand, and the Lenders and the Administrative Agent, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Article VII for the purposes of such Subsidiary Guarantor’s Subsidiary Guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VII, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section.

Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent or any Lender in enforcing any rights under this Section.

SECTION 10.02. Limitation on Liability. Any term or provision of this Agreement to the contrary notwithstanding, the maximum aggregate amount of the Obligations Guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby Guaranteed without rendering this Agreement, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.03. Successors and Assigns. This Article X shall be, subject to Section 10.06, binding upon each Subsidiary Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Administrative Agent and the Lenders and, in the event of any transfer or assignment of rights by any Lender or the Administrative Agent, the rights and privileges conferred upon that party in this Agreement and in the other Bridge Loan Documents shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Agreement.

SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of either the Administrative Agent or the Lenders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Administrative Agent and the Lenders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.

SECTION 10.05. Modification. No modification, amendment or waiver of any provision of this Article X, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06. Release of Subsidiary Guarantor. A Subsidiary Guarantor will be released from its obligations under this Article X (other than any obligation that may have arisen under Section 10.07):

(1) upon the sale (including any sale pursuant to any exercise of remedies by a holder of Senior Indebtedness of the Borrower or of such Subsidiary Guarantor) or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

(2) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;

(3) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Agreement;

(4) at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to Section 5.14 and the Borrower provides an Officers’ Certificate to the Administrative Agent certifying that no such Indebtedness is outstanding and that the Borrower elects to have such Subsidiary Guarantor released from this Article X;

(5) upon the full satisfaction of the Borrower’s obligations under this Agreement;

provided, however, that in the case of clauses (1) and (2) above, (i) such sale or other disposition is made to a Person other than the Borrower or an Affiliate of the Borrower, (ii) such sale or disposition is otherwise permitted by this Agreement and (iii) the Borrower provides an Officers’ Certificate to the Administrative Agent to the effect that the Borrower will comply with its obligations under Sections 2.06(c) and 6.04.

At the request of the Borrower, the Administrative Agent shall execute and deliver an appropriate instrument evidencing such release.

SECTION 10.07. Contribution. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty shall be entitled upon payment in full of all Guaranteed Obligations under this Agreement to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SYMBOL TECHNOLOGIES, INC.,

by

   Mark T. Greenquist

Name: Mark T. Greenquist

Title: Chief Financial Officer

TELXON CORPORATION,

by

   /s/ Cary Schmiedel

Name: Cary Schmiedel Title: Vice President

@POS.COM, INC.,

by

   /s/ Mark T. Greenquist

Name: Mark T. Greenquist Title: Chief Executive Officer

MATRICS, INC.,

by

   /s/ Mark T. Greenquist

Name: Mark T. Greenquist Title: President

JPMORGAN CHASE BANK, individually and as Administrative Agent,

by

_/s/ Philip A. Mousin

Name: Philip A. Mousin Title: Vice President

FLEET NATIONAL BANK,

by   /s/ Debra E. DelVecchio

Name: Debra E. DelVecchio

Title: Managing Director

BANK OF TOKYO-MITSUBISHI TRUST COMPANY,

by

_/s/ Lillian Kim

Name: Lillian Kim Title: Vice President

UBS LOAN FINANCE LLC,

by

   /s/ Winslow Ogbourne

Name: Winslow Ogbourne

Title: Associate Director

by

   [illegible]

Name:

Title:

WACHOVIA CAPITAL INVESTMENTS, INC.,

by

   /s/ Peter J. DiLullo

Name: Peter J. DiLullo

Title: Managing Director